UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 9, 2012

SILICON IMAGE, INC.
(Exact name of Registrant as Specified in its Charter)
Delaware
(State or Other Jurisdiction of Incorporation)

000-26887	77-0396307
(Commission File Number)	(IRS Employer Identification No.)

1140 East Arques Ave., Sunnyvale, CA	94085
(Address of Principal Executive Offices)	(Zip Code)

(408) 616-4000
(Registrant’s Telephone Number, Including Area Code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01.	ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

As previously disclosed, in the second quarter 2012, the Board of Directors (the “Board”) of Silicon Image, Inc. (the “Registrant”) authorized the Registrant to repurchase shares of its common stock to an aggregate purchase of $50 million (the “2012 Repurchase Program”). The Board authorized the repurchases to occur from time to time in the open market or in privately negotiated transactions.

Pursuant to the authorization under the 2012 Repurchase Program, on November 9, 2012, the Registrant entered into an accelerated stock repurchase agreement with Barclays Capital Inc. (“Barclays”), as agent for Barclays Bank PLC, effective November 12, 2012 (the “ASR Agreement”). Under the ASR Agreement, on November 14, 2012, the Registrant will pay $30 million from cash on hand to Barclays to repurchase outstanding shares of the Registrant’s common stock, par value $0.01 (the “Common Stock”), and Barclays will make an initial delivery to the Registrant of approximately five (5) million shares of the Registrant’s common stock.  Barclays then may deliver additional shares to the Registrant at or prior to maturity of the ASR Agreement, with the total number of shares to be repurchased under the ASR Agreement to be based on the average daily volume weighted average price of the Common Stock during the term of the ASR Agreement. Under certain circumstances, the Registrant may be required to return to Barclays a portion of the shares received or make an additional cash payment to Barclays. The ASR Agreement is scheduled to extend for approximately (7) months but may conclude earlier at Barclays’ option and may be terminated early upon the occurrence of certain events.

The above summary is qualified in its entirety by reference to the ASR Agreement, which the Registrant will file as an exhibit to its Annual Report on Form 10-K for the year ended December 31, 2012.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 9, 2012

SILICON IMAGE, INC.

By:	/s/ Noland Granberry
Noland Granberry
Chief Financial Officer